Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:

Heide Erickson

Capella Education Company

612.977.5172

Heide.Erickson@capella.edu

Media Contact:

Michael Walsh

Capella Education Company

612.977.5661

Michael.Walsh@capella.edu

Capella Education Company reports second quarter 2010 results

Enrollment up 32.1 percent; revenue up 31.3 percent;

operating income up 57.7 percent

MINNEAPOLIS, July 27, 2010 - Capella Education Company (NASDAQ: CPLA), a provider of exclusively online post-secondary education through its wholly owned subsidiary Capella University, today announced financial results for the three and six months ended June 30, 2010.

“We are pleased to report another quarter of strong performance,” said Kevin Gilligan, chairman and chief executive officer of Capella Education Company. “Enrollment growth was impressive across all degree programs, driven by solid growth from our new programs, exceptional execution across the organization and favorable market dynamics. We are excited about the many opportunities for growth while we continue to strengthen Capella’s brand and reputation as a graduate-focused university known for quality, online education for adults.”

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Capella Education Company reports second quarter 2010 results, page 2

“Recently, the Department of Education released updated language in the Notice of Proposed Rulemaking,” said Gilligan. “Based on our interpretation and assessment of the proposed rules, we believe Capella is well prepared to adapt to the proposed changes announced in June. We also continue to analyze the proposed gainful employment rules, which we believe require additional clarification and access to government data. However, using broad assumptions and data samples focused on programs with a large number of graduates, we believe that those programs would continue to qualify for federal student aid participation.”

For the quarter ended June 30, 2010:

•	Total enrollment increased by 32.1 percent from the prior year to 38,669 learners. Graduate program enrollment increased by 26.7 percent year-over-year to slightly over 30,000 learners.

•	Revenues increased by 31.3 percent to $105.2 million, compared to $80.1 million for the second quarter in 2009.

•	Operating income for the quarter was $22.5 million, or 21.4 percent of revenue, compared to $14.3 million, or 17.8 percent of revenue for the same period in 2009.

•	Net income for the second quarter was $14.6 million, or $0.86 per weighted average number of diluted shares outstanding compared to $9.5 million, or $0.56 per share for the same period in 2009.

For the six months period ended June 30, 2010:

•	Revenues increased by 31.9 percent to $206.4 million, compared to $156.5 million for the same period in 2009.

•	Operating income for the six-month period ended June 30, 2010 was $45.7 million, or 22.1 percent of revenue, compared to $26.4 million, or 16.9 percent of revenue during the same period in 2009.

•	Net income in 2010 was $29.7 million or $1.75 per weighted average number of diluted shares outstanding, compared to $17.9 million or $1.05 per share for the same period in 2009.

Balance Sheet and Cash Flow

As of June 30, 2010, the Company had cash, cash equivalents, and marketable securities of $192.3 million, compared to $172.1 million at December 31, 2009. The Company had no debt in 2010 or 2009.

Cash flow from operations for the six months ended June 30, 2010, was $43.5 million compared to $32.1 million in the same period a year ago, an increase of 35.6 percent.

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Capella Education Company reports second quarter 2010 results, page 3

Outlook

“Our momentum going into the third quarter 2010 is strong due to our continued focus on educational quality and operational excellence,” said Lois Martin, senior vice president and chief financial officer. “During the third quarter we expect to make additional investments in great teaching and learning and other strategic opportunities to drive long-term learner success and to strengthen and extend Capella’s market opportunities. Based on our strong performance during the first half of 2010 and expectations for third quarter, we anticipate fiscal year 2010 results to be at the high-end of previously provided revenue and average quarterly enrollment growth guidance of 26.5 to 28.5 percent. We also anticipate operating margins to be at or slightly above previous guidance of 21.5 to 22.5 percent of revenue, resulting in an approximately 50 percent annual operating earnings increase.”

For the third quarter ending Sept. 30, 2010, enrollment and revenue are expected to grow by 24.0 to 25.5 percent compared to third quarter 2009. The operating margin is anticipated to be approximately 18.0 to 19.0 percent of total revenue for the third quarter of 2010.

Forward-Looking Statements

Certain information in this news release does not relate to historical financial information, including statements relating to our future prospects and our expectations regarding our revenues, enrollment, and operating performance, and may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions investors not to place undue reliance on any such forward-looking statements, which are based on information available at the time those statements are made or management’s good faith belief as of that time with regard to future events, and should not be read as a guarantee of future performance or results. Such statements are subject to certain risks and uncertainties that could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. The company undertakes no obligation to update its forward-looking statements to reflect events or circumstances arising after such date.

Among these risks and uncertainties are any failure to materially comply with the extensive regulatory framework applicable to us, including compliance with Title IV of the Higher Education Act and the regulations thereunder; regional accreditation standards and state and regional regulatory requirements; changes in the administration, funding and availability for Title IV programs; responding to any additional governmental inquiries into our financial aid practices; attracting and retaining learners; updating and expanding the content of existing programs and developing new programs; the review of our business and financial aid practices by governmental authorities, including action by Federal Student Aid on the final audit report of the Office of Inspector General of the U.S. Department of Education arising out of its ongoing compliance audit of Capella University; changes in applicable federal and state laws and regulations and accrediting agency policies, including as a result of current U.S. Department of Education rulemaking and recent Congressional review of our industry; maintaining and expanding existing commercial relationships with employers and developing new such relationships; our failure to keep up with advances in technology important to the online learner

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Capella Education Company reports second quarter 2010 results, page 4 experience; our ability to manage growth effectively; our ability to realize expected efficiency improvements from our ERP system and our use of business technology to accurately store, process and report relevant data; unforeseen changes in student enrollment or our expenses; and risks associated with the overall competitive environment and general economic conditions

Other factors that could cause the company’s results to differ materially from those contained in its forward-looking statements are included under, among others, the heading “Risk Factors” in our most recent Form 10-K and Form 10-Qs on file with the Securities and Exchange Commission and other documents filed by the company with the Securities and Exchange Commission.

Conference Call

Capella will discuss its second quarter 2010 results and third quarter 2010 outlook during a conference call scheduled today, July 27, 2010, at 9:00 a.m. Eastern time (ET). To participate in the live call, investors should dial 866.385.4179 (domestic) or 706.679.1492 (international) at 8:50 a.m. (ET), conference ID 85824266. The webcast, including the accompanying presentation, will be available on the Capella Education Company Web site at www.capellaeducation.com. A replay of the call will be available starting on July 27, 2010 through Aug. 3, 2010, at 800.642.1687 (domestic) or 706.645.9291 (international), conference ID 85824266. It will also be archived at www.capellaeducation.com in the investor relations section for 60 days.

About Capella Education Company

Founded in 1991, Capella Education Company is a national leader in online education and parent company of Capella University, a regionally accredited* online university. Capella University offers online graduate degree programs in business, counseling, education, health administration, human services, information technology, nursing, psychology, public administration, public health, public safety, and social work, and bachelor’s degree programs in business, information technology, nursing, psychology, public administration, and public safety. These academic programs are designed to meet the needs of working adults, combining high quality, competency-based curricula with the convenience and flexibility of an online learning format. Currently, Capella University offers 42 graduate and undergraduate degree programs with 137 specializations. More than 38,600 learners were enrolled as of June 30, 2010. For more information about Capella Education Company, please visit http://www.capellaeducation.com. For more information about Capella University, please visit http://www.capella.edu or call 1.888.CAPELLA (227.3552).

*	Capella University is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools (NCA), www.ncahlc.org.

Capella University, Capella Tower, 225 South Sixth Street, Ninth Floor, Minneapolis, MN 55402, 1.888.CAPELLA (227.3552), www.capella.edu.

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CAPELLA EDUCATION COMPANY

Consolidated Balance Sheets

(In thousands, except par value)

	As of June 30, 2010	As of December 31, 2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$97,499	$102,405
Marketable securities	94,795	69,670
Accounts receivable, net of allowance of $2,907 at June 30, 2010 and $2,362 at December 31, 2009	12,953	12,691
Prepaid expenses and other current assets	9,607	6,564
Deferred income taxes	2,156	2,186

Total current assets	217,010	193,516
Property and equipment, net	44,150	37,984

Total assets	$261,160	$231,500

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,634	$5,027
Accrued liabilities	28,969	24,328
Income taxes payable	—	61
Deferred revenue	8,028	7,876

Total current liabilities	44,631	37,292
Deferred rent	3,059	2,952
Other liabilities	434	434
Deferred income taxes	6,555	6,556

Total liabilities	54,679	47,234

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares — 100,000
Issued and outstanding shares — 16,753 at June 30, 2010 and 16,763 at December 31, 2009	168	168
Additional paid-in capital	144,063	151,445
Accumulated other comprehensive income	1,194	1,333
Retained earnings	61,056	31,320

Total shareholders’ equity	206,481	184,266

Total liabilities and shareholders’ equity	$261,160	$231,500

CAPELLA EDUCATION COMPANY

Consolidated Statements of Income

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(Unaudited)
Revenues	$105,157	$80,096	$206,390	$156,531
Costs and expenses:
Instructional costs and services	41,286	33,550	79,161	64,632
Marketing and promotional	28,586	23,573	58,555	48,405
General and administrative	12,803	8,719	22,977	17,052

Total costs and expenses	82,675	65,842	160,693	130,089

Operating income	22,482	14,254	45,697	26,442
Other income	528	702	1,026	1,388

Income before income taxes	23,010	14,956	46,723	27,830
Income tax expense	8,436	5,416	16,987	9,954

Net income	$14,574	$9,540	$29,736	$17,876

Net income per common share:
Basic	$0.87	$0.57	$1.77	$1.07

Diluted	$0.86	$0.56	$1.75	$1.05

Weighted average number of common shares outstanding:
Basic	16,771	16,708	16,776	16,701

Diluted	17,010	17,045	17,029	17,046

CAPELLA EDUCATION COMPANY

Consolidated Statements of Cash Flows

(In thousands)

	Six Months Ended June 30,
	2010	2009
	(Unaudited)
Operating activities
Net income	$29,736	$17,876
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for bad debts	3,577	3,277
Depreciation and amortization	8,647	6,866
Amortization of investment premium	916	891
Stock-based compensation	1,366	1,541
Excess tax benefits from stock-based compensation	(2,872)	(1,154)
Deferred income taxes	111	(173)
Changes in operating assets and liabilities:
Accounts receivable	(3,839)	(3,668)
Prepaid expenses and other current assets	(427)	(1,179)
Accounts payable and accrued liabilities	6,020	7,349
Deferred rent	107	1,493
Deferred revenue	152	(1,041)

Net cash provided by operating activities	43,494	32,078
Investing activities
Capital expenditures	(14,039)	(7,955)
Purchases of marketable securities	(26,262)	—
Maturities of marketable securities	—	6,410

Net cash used in investing activities	(40,301)	(1,545)
Financing activities
Excess tax benefits from stock-based compensation	2,872	1,154
Net proceeds from exercise of stock options	4,018	2,637
Repurchase of common stock	(14,989)	(4,655)

Net cash used in financing activities	(8,099)	(864)

Net increase (decrease) in cash and cash equivalents	(4,906)	29,669
Cash and cash equivalents at beginning of period	102,405	31,225

Cash and cash equivalents at end of period	$97,499	$60,894

Supplemental disclosures of cash flow information
Income taxes paid	$16,618	$10,188

Noncash transactions:
Purchase of equipment included in accounts payable and accrued liabilities	$1,908	$1,151

CAPELLA EDUCATION COMPANY

Other Information

Enrollment by Degree(a):	June 30,
	2010	2009	% Change
PhD/Doctoral	11,908	10,104	17.9%
Master’s	18,286	13,733	33.2%
Bachelor’s	8,269	5,300	56.0%
Other	206	144	43.1%

Total	38,669	29,281	32.1%

(a)	Enrollment as of June 30, 2010 and 2009 is the enrollment as of the last day of classes for the quarter ended June 30, 2010 and 2009, respectively.